Exhibit (d)(3)

EXECUTION COPY

AMENDED AND RESTATED MUTUAL NONDISCLOSURE AGREEMENT

This Amended and Restated Mutual Nondisclosure Agreement (this “Agreement”), by and between JDA Software Group, Inc., a Delaware corporation (together with its subsidiaries, “JDA”), and RedPrairie Holding, Inc., a Delaware corporation (together with its subsidiaries and New Mountain Capital, LLC, “RHI”) (each a “Party” and collectively, the “Parties”), is dated as of the latest date set forth on the signature page hereto.

1. General. In connection with the consideration of a possible transaction involving RHI and JDA (a “Possible Transaction”), the Party referred to as the “Provider” is prepared to make available to the Party referred to as the “Recipient” certain “Evaluation Material” (as defined in Section 2 below) in accordance with the provisions of this Agreement, and to take or abstain from taking certain other actions as hereinafter set forth.

2. Definitions.

(a) The term “Evaluation Material” means information concerning the Provider which is furnished on or after November 8, 2011 to the Recipient or its Representatives (as defined below) on the Recipient's behalf in connection with the Recipient’s evaluation of a Possible Transaction, including its business, financial condition, operations, assets and liabilities, and includes all notes, analyses, compilations, studies, interpretations or other documents prepared by the Recipient or its Representatives to the extent containing or which are based upon, in whole or in part, the information furnished by the Provider hereunder, The term Evaluation Material does not include information which (i) is or becomes publicly available other than as a result of a disclosure by the Recipient or its Representatives in breach of this Agreement, (ii) was within the Recipient’s or its Representatives possession prior to its being furnished to the Recipient or its Representatives by or on behalf of the Provider, provided that the source of such information was not known by the Recipient or its Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Provider with respect to such information, (iii) is or becomes available to the Recipient or its Representatives on a non-confidential basis from a source other than the Provider or its Representatives, provided that the source of such information was not known by the Recipient or its Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Provider with respect to such information, or (iv) was or is independently developed by the Recipient or the Recipient’s Representatives without the use of or reference to any Evaluation Material provided by or on behalf of Provider or its Representatives.

(b) The term “Representatives” in the case of JDA shall mean the directors, officers, employees, counsel, investment bankers, financial advisors, agents, consultants, advisors, accountants or auditors of JDA. The term “Representatives” in the case of RHI shall mean the directors, officers, employees, counsel, and with prior written consent of JDA (not to be unreasonably withheld), investment bankers, financial advisors, potential sources of capital or financing (debt or equity), agents, consultants, advisors, accountants or auditors of RHI. Notwithstanding the foregoing, nothing in this Agreement shall restrict the ability of RHI to discuss with, or engage, Greenhill & Co, or Bain & Company to act as its consultant, investment banker or financial advisor in connection with a Possible Transaction or to discuss with, or engage, Deloitte as its advisor or accountant in connection with a Possible Transaction.

(c) The term “Person” includes the media and any corporation, partnership, group, individual or other entity.

3. Use of Evaluation Material. The Recipient and its Representatives will use the Evaluation Material solely for the purpose of evaluating a Possible Transaction and, subject to Section 5, will not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that any of such information may be disclosed to the Recipient’s Representatives for the purpose of helping the Recipient evaluate a Possible Transaction. The Recipient agrees to be responsible for any breach of this Agreement by any of the Recipient’s Representatives, other than those of Recipient’s unaffiliated Representatives who have entered into a separate confidentiality agreement with the Provider. This Agreement does not grant the Recipient or any of its Representatives any license to use the Provider’s Evaluation Material except as provided herein. For the avoidance of doubt, RHI agrees that it shall not disclose any of the Evaluation Material provided by or on behalf of JDA to any of its affiliates that are not included in the definition of RHI.

4. Non-Disclosure of Discussions. Subject to Section 5, each Party agrees that, without the prior written consent of the other Party, such Party and its Representatives will not disclose to any other Person (i) that Evaluation Material has been exchanged between the Parties, (ii) that discussions or negotiations are taking place between the Parties concerning a Possible Transaction or (iii) any of the terms, conditions or other facts with respect thereto (including the status thereof); provided, however, that JDA may make such disclosure if it does not identify RHI by name or by identifiable description. RHI agrees that neither RHI nor any Representative (to the extent acting on behalf or at the direction of RHI) of RHI will, without the prior consent of JDA (not to be unreasonably withheld), directly or indirectly, enter into any agreement, arrangement or understanding with any other person regarding a Possible Transaction (including, without limitation, financing thereof). RHI represents and warrants that, except as disclosed to JDA or its outside counsel prior to the date hereof, neither RHI nor any Representative of RHI have, prior to the date hereof, taken any of the actions referred to in the immediately preceding sentence. Without limiting the foregoing, RHI agrees that neither RHI nor any Representative (to the extent acting on behalf and at the direction of RHI) of RHI will, without the prior written consent of JDA, enter into any exclusive arrangement with respect to the provision of debt financing in connection with a Possible Transaction. For purposes of this Agreement, any agreement, arrangement or other understanding, whether written or oral, with any potential debt financing source which does, or could be reasonably expected to, legally or contractually limit, restrict or otherwise impair in any manner, directly or indirectly, such financing source from acting as a potential debt financing source to any other party with respect to a Potential Transaction shall be deemed an exclusive arrangement.

5. Legally Required Disclosure. If the Recipient or its Representatives are requested or required (by oral questions, interrogatories, other requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material or any of the facts disclosure of which is prohibited under Section 4 above, the Recipient or such Representative shall provide the Provider with prompt written notice of any such request or requirement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Provider, the Recipient or any of its Representatives is nonetheless legally compelled or required by law to disclose Evaluation Material or any of the facts disclosure of which is prohibited under Section 4, the Recipient or its Representatives may, without liability hereunder, disclose to such requiring Person only that portion of such Evaluation Material or any such facts which the Recipient or its Representatives is legally compelled or required by law to disclose; provided that the Recipient and/or its Representatives exercise its commercially reasonable efforts, at the Provider’s sole expense, to preserve the confidentiality of such Evaluation Material or any of such facts, including, without limitation, by reasonably cooperating with the Provider to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Evaluation Material or such facts by the Person receiving the material. Notwithstanding the foregoing, Recipient and its Representatives may disclose such information, and need not provide such notice, in connection with a routine blanket audit or proceeding (including in response to oral questions or requests for information or documents) involving the Recipient or its Representatives, as applicable, by a regulatory authority with jurisdiction over the Recipient or such Representative where neither the Provider nor the Possible Transaction is the target of such proceeding or audit. In either case, the Recipient and its Representatives shall take reasonable measures to obtain confidential treatment with respect to any such information disclosed.

6. No Contacts. Neither Party nor any of its Representatives will, in connection with its consideration of a Possible Transaction, initiate or maintain any contact with any officer, director, employee, agent, supplier, customer, lender or competitor of the other Party, except with the prior written consent of the other Party. If discussions between the Parties regarding a Possible Transaction are terminated, the Parties and their Representatives shall promptly cease all such contacts that may have been previously authorized. Unless otherwise consented to by RHI or JDA, as applicable, in writing, all communications regarding a Possible Transaction, including (i) requests for information, (ii) requests for facility tours or management meetings, (iii) discussions or questions regarding procedures, and (iv) requests for any consent required under this Agreement, will be submitted or directed (a) in the case of RHI, to Jack Qian at New Mountain Capital LLC (212-220-5040; jqian@newmountaincapital.com), or Paul Ilse at RHI (678-639-5398; Paul.IIse@RedPrairie.com), and (b) in the case of JDA, to David Lubeck (415- 315-8612; david.w.lubeck@jpmorgan.com) or Drago Rajkovic (415-315-8100; drago.rajkovic@jpmorgan.com) of J.P. Morgan Securities LLC or their designees.

7. “Click Through” Agreements. The terms of this Agreement shall control over any additional purported confidentiality requirements imposed by an offering memorandum or electronic database, dataroom, or similar repository of Evaluation Material to which the Recipient or its Representatives are granted access in connection with this Agreement or a Possible Transaction, notwithstanding acceptance of such an offering memorandum or submission of an electronic signature, “clicking” on an “I Agree” icon or other indication of assent to such additional confidentiality conditions, it being understood and agreed that the Recipient’s and its Representatives’ confidentiality obligations with respect to the Evaluation Material are exclusively governed by this Agreement and may not be enlarged except by an agreement executed by the Parties hereto in traditional written format.

8. Termination of Discussions. If either Party decides that it does not wish to proceed with a Possible Transaction, it will promptly inform the other Party of that decision. In that case, or at any time upon the written request of the Provider for any reason, the Recipient will, and will direct its Representatives to, within five business days after receipt of such notice or request, destroy or return all Evaluation Material in any way relating to the Provider or its products, services, employees or other assets or liabilities, and no copy or extract thereof (including electronic copies) shall be retained (except that one copy may be maintained by outside legal counsel to the Recipient for archival purposes), and the term of this Agreement shall be extended by a like number of days for each day that the Recipient or any of its Representatives is in non-compliance of this Section 8. The Recipient shall provide to the Provider a certificate of compliance with the previous sentence. Notwithstanding the return or destruction of the Evaluation Material, the Recipient and its Representatives will continue to be bound by the Recipient’s obligations hereunder with respect to such Evaluation Material.

9. No Solicitation. The Recipient will not, within one year from the date of this Agreement, solicit the employment or consulting services of any of the officers of the Provider with whom it has had contact in connection with its evaluation of a Possible Transaction, so long as they are employed by the Provider. The Recipient is not prohibited from: (i) soliciting by means of a general advertisement not directed at any particular individual or the employees of the Provider generally, or (ii) engaging any recruiting firm or similar organization to identify or solicit individuals for employment on behalf of the Recipient (and soliciting any person identified by any such recruiting firm or organization) so long as the Recipient does not identify the individuals to be solicited by such recruiting firm or organization.

10. Standstill. RHI agrees that, for a period ending on the earlier of (x) one year after the date of this Agreement, (y) the date a public announcement is made of the entry by JDA into a binding definitive agreement with any third party to effect a purchase, tender or exchange offer, merger or other business combination that, if consummated, would result in a third party owning at least a majority of the outstanding voting securities of JDA or all or substantially all of the assets of JDA and its subsidiaries (taken as a whole) or (z) the date of commencement by a third party of a tender or exchange offer for at least a majority of the outstanding voting securities of JDA (the “Standstill Period”), unless specifically invited in writing by JDA or its Representatives, neither RHI nor any of its affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended (the “1934 Act”)) which has been furnished with Evaluation Material pursuant hereto (including New Mountain Capital LLC) or Representatives (acting on its behalf) will in any manner, directly or indirectly:

(a) effect, seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist any other Person to effect, seek, offer or propose (whether publicly or otherwise) to effect or participate in:

(i)	any acquisition of the equity securities (or beneficial ownership thereof) or any material assets of JDA or any of its subsidiaries,

(ii)	any tender or exchange offer, merger or other business combination involving JDA or any of its subsidiaries,

(iii)	any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to JDA or any of its subsidiaries, or

(iv)	any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of JDA;

(b) form, join or in any way participate in a “group” (as defined under the 1934 Act with respect to the voting securities of JDA;

(c) make any public announcement with respect to, or submit an unsolicited proposal for or offer of (with or without condition), any extraordinary transaction involving JDA or its voting securities or assets;

(d) otherwise act, alone or in concert with others, to seek to change, control or influence the management, Board of Directors or policies of JDA;

(e) take any action which might force JDA to make a public announcement regarding any of the types of matters set forth in (a) above;

(f) enter into any discussions or arrangements with any third party with respect to any of the foregoing; or

(g) make any public announcement inconsistent with the agreements contained in this Section,

RHI also agrees during the Standstill Period not to request (either directly or through its affiliates or Representatives) that JDA (or its directors, officers, employees or agents), directly or indirectly, amend or waive any provision of this Section 10 (including this sentence) if such request would require JDA to publicly disclose such request. In no event shall this Section 10 be construed as prohibiting the taking of any of the aforementioned actions with respect to any Person other than JDA or any of its subsidiaries notwithstanding the fact that, at the time such action is taken, JDA (or a subsidiary thereof) may be a subsidiary of such Person.

11. Maintaining Privileges. If any Evaluation Material includes materials or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, each Party understands and agrees that the Parties have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the Parties that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Evaluation Material provided by a Party that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

12. Compliance with Securities Laws. The Recipient and its Representatives agree not to use any Evaluation Material of the Provider in violation of applicable securities laws.

13. Not a Transaction Agreement. Each Party understands and agrees that no contract or agreement providing for a Possible Transaction exists between the Parties unless and until a final definitive agreement for a Possible Transaction has been executed and delivered, and each Party hereby waives, in advance, any claims (including, without limitation, breach of contract) relating to the existence of a Possible Transaction unless and until both Parties shall have entered into a final definitive agreement for a Possible Transaction. Each Party also agrees that, unless and until a final definitive agreement regarding a Possible Transaction has been executed and delivered, neither Party will be under any legal obligation of any kind whatsoever with respect to such Possible Transaction by virtue of this Agreement except for the matters specifically agreed to herein.

14. No Representations or Warranties: No Obligation to Disclose. The Recipient understands and acknowledges that neither the Provider nor its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material furnished by or on behalf of the Provider and shall have no liability to the Recipient, its Representatives or any other Person relating to or resulting from the use of the Evaluation Material furnished to the Recipient or its Representatives or any errors therein or omissions therefrom. As to the information delivered to the Recipient, the Provider will only be liable for those representations or warranties which are made in a final definitive agreement regarding a Possible Transaction, when, as and if executed, and subject to such limitations and restrictions as may be specified therein. Nothing in this Agreement shall be construed as obligating a Party to provide, or to continue to provide, any information to any Person.

15. Modifications and Waiver. No provision of this Agreement can be waived or amended in favor of either Party except by written consent of the other Party, which consent shall specifically refer to such provision and explicitly make such waiver or amendment. No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

16. Remedies. Each Party understands and agrees that money damages would not be a sufficient remedy for any breach of this Agreement by either Party or any of its Representatives and that the Party against which such breach is committed shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach or threat thereof without the requirement of posting a bond or other security. Such remedies shall not be deemed to be the exclusive remedies for a breach by either Party of this Agreement, but shall be in addition to all other remedies available at law or equity to the Party against which such breach is committed. If a court of competent jurisdiction, pursuant to a final, non-appealable order, determines that the Recipient or any of its Representatives has breached this Agreement, the Recipient shall pay the reasonable costs (including legal fees and expenses) incurred by the Provider in enforcing this Agreement.

17. Governing Law. This Agreement is for the benefit of each Party and its successors (including any purchaser of such Party) and shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state. Without limiting the generality of the foregoing, this Agreement may be enforced by any Person with which the Recipient enters into a transaction. Each Party irrevocably and unconditionally submits to the jurisdiction of the federal and state courts located in the State of Delaware, New Castle County, for the purpose of any action, suit or other proceeding arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding relating thereto except in any such court, and further agree that service of process, summons, notice or document by U.S. registered mail to its address set forth in this Agreement will be effective service of process for any action, suit or proceeding arising out of or relating to this Agreement. Each Party hereby also irrevocably and unconditionally (i) waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in any such federal and state courts, and (ii) waives and agrees not to plead or claim in any such court that such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

18. Severability. If any term, provision, covenant or restriction contained in this Agreement is held by any court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants or restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and if a covenant or provision is determined to be unenforceable by reason of its extent, duration, scope or otherwise, then the Parties intend and hereby request that the court or other authority making that determination shall only modify such extent, duration, scope or other provision to the extent necessary to make it enforceable and enforce them in their modified form for all purposes of this Agreement.

19. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship at any of the provisions of this Agreement.

20. Term. This Agreement shall terminate two years after the date of this Agreement.

21. Entire Agreement. This Agreement contains the entire agreement between the Parties regarding the subject matter hereof and supersedes all prior agreements, understandings, arrangements and discussions between the Parties regarding such subject matter (including that certain Mutual Nondisclosure Agreement, dated November 8, 2011, between JDA Software Group, Inc. and RedPrairie Holding, Inc.).

22. Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original but all of which together shall be deemed to constitute a single instrument.

IN WITNESS WHEREOF, each of the undersigned entities has caused this Agreement to be signed by its duly authorized representative as of the date written below.

REDPRAIRIE HOLDING, INC.			JDA SOFTWARE GROUP, INC.

By:			By:
	Name:	Laura L Fese		Name:	David Kennedy
	Title:	Chief Legal Officer		Title:	Executive Vice President and Chief Legal Officer
Date:	9/4/12		Date:
Address: 20700 Swenson Drive, Waukesha,WI 53186			Address: 14400 N. 87th Street, Scottsdale, AZ 85260-3649

NEW MOUNTAIN CAPITAL LLC

By:
	Name:	Jack Qian
	Title:	Vice President
Date:
Address: 787 Seventh Avenue, 49th Floor, New York, NY 10019

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